UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. 3)*

                             DOT HILL SYSTEMS CORP.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    10316R108
                                 (CUSIP Number)

                                 JANUARY 1, 2001
             (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                | | Rule 13d-l(b)

                                |x| Rule 13d-l(c)

                                | | Rule 13d-l(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       SCHEDULE 13G

----------------------                                    -------------------------------

CUSIP NO. 10316R108                                       PAGE 2 OF 10 PAGES
----------------------                                    -------------------------------

-----------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Hollybank Investment, L.P.
-----------------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)| |

                                                                                 (b)|x|

-----------------------------------------------------------------------------------------

3       SEC USE ONLY

-----------------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-----------------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            237,060
               --------------------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0
               --------------------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      237,060

               --------------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0

-----------------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        237,060
-----------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                                      | |

-----------------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.96% (See Note 1)
-----------------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        PN
-----------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
          Note 1 - This Percentage is based on 24,605,000 shares of Common Stock outstanding as of February 12, 2001.




                                       SCHEDULE 13G

----------------------                                    -------------------------------

CUSIP NO. 10316R108                                       PAGE 3 OF 10 PAGES
----------------------                                    -------------------------------

-----------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Thistle Investment LLC

-----------------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)| |
                                                                                 (b)| |

-----------------------------------------------------------------------------------------

3       SEC USE ONLY

-----------------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-----------------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            8,580
               --------------------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0
               --------------------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      8,580
               --------------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
-----------------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,580
-----------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                                      | |

-----------------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.04% (See Note 1)
-----------------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        OO

-----------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
          Note 1 - This Percentage is based on 24,605,000 shares of Common Stock outstanding as of February 12, 2001.




                                       SCHEDULE 13G

----------------------                                    -------------------------------

CUSIP NO. 10316R108                                       PAGE 4 OF 10 PAGES
----------------------                                    -------------------------------
-----------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Gattonside Investment LLC
-----------------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)| |

                                                                                 (b)| |

-----------------------------------------------------------------------------------------

3       SEC USE ONLY

-----------------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-----------------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            9,600
               --------------------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0
               --------------------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      9,600
               --------------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               --------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,600

-----------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                                      | |

-----------------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.04% (See Note 1)
-----------------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        OO

-----------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
          Note 1 - This Percentage is based on 24,605,000 shares of Common Stock outstanding as of February 12, 2001.





                                  SCHEDULE 13G
-----------------------                                       ---------------------------

CUSIP NO. 10316R108                                           PAGE 5 OF 10 PAGES
-----------------------                                       ---------------------------

-----------------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Dorsey R. Gardner

-----------------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)| |

                                                                                 (b)|x|
-----------------------------------------------------------------------------------------

3       SEC USE ONLY

-----------------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

-----------------------------------------------------------------------------------------
               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            87,800 **Please refer to Item 4, Page 7 for disclaimer
                             of beneficial ownership
 BENEFICIALLY  --------------------------------------------------------------------------
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0
               --------------------------------------------------------------------------
    PERSON     7      SOLE DISPOSITIVE POWER
     WITH
                      87,800 **Please refer to Item 4, Page 7 for disclaimer of
                      beneficial ownership
               --------------------------------------------------------------------------
               8      SHARED DISPOSITIVE POWER

                      0
-----------------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        87,800 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
-----------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        |x|

-----------------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.4% (See Note 1) **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
-----------------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN
-----------------------------------------------------------------------------------------

                          *SEE INSTRUCTIONS BEFORE FILLING OUT!
          Note 1 - This Percentage is based on 24,605,000 shares of Common Stock outstanding as of February 12, 2001.

                                  SCHEDULE 13G

----------------------                                    ----------------------

CUSIP NO. 10316R108                                       PAGE 6 OF 10 PAGES
----------------------                                    ----------------------


ITEM 1(A). NAME OF ISSUER:

      Dot Hill Systems Corp. (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      6305 El Camino Real, Carlsbad, CA 92009

ITEM 2(A). NAME OF PERSON FILING:

      The Persons filing this statement are Hollybank Investment, L.P., a Delaware limited partnership ("LP"), Thistle Investment LLC, a Delaware limited liability company ("LLC"), Gattonside Investment LLC, a Delaware limited liability company ("Gattonside Investment") and Dorsey R. Gardner, a general partner of LP and managing member of LLC ("Gardner"). Gardner is manager of Gattonside Management LLC ("Gattonside Management"), which serves as investment manager to Gattonside Investment.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

      The business address of Gardner, LP, LLC and Gattonside Investment is c/o Kelso Management Company, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

ITEM 2(C). CITIZENSHIP:

      Hollybank Investment, L.P. - Delaware
      Thistle Investment LLC - Delaware
      Gattonside Investment LLC - Delaware
      Dorsey R. Gardner - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

      The title of the class of equity securities to which this statement relates is the shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

      10316R108

                                       SCHEDULE 13G

----------------------                                    ----------------------

CUSIP NO. 10316R108                                       PAGE 7 OF 10 PAGES
----------------------                                    ----------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)| | Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
(b)| | Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)| | Insurance company as defined in Section 3(a)(19) of the Act
       (15 U.S.C. 78c);
(d)| | Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)| | An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)| | An employee benefit plan or endowment fund in accordance with 13d-I(b)(I)(ii)(F);
(g)| | A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)| | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)| | A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)| | Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. |x|

ITEM 4. OWNERSHIP:

      The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

      As of the date of this statement, LP is the beneficial owner of 237,060 Shares, LLC is the beneficial owner of 8,580 Shares and Gattonside Investment is the beneficial owner of 9,600 Shares. Gardner, as a general partner of LP, a managing member of LLC and as manager of Gattonside Management, which serves as manager of Gattonside Investment, may be deemed to beneficially own Shares beneficially owned by LP, LLC and Gattonside Investment, respectively. Except to the extent of his interests as a limited partner in LP and a member of LLC and Gattonside Investment, Gardner expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner is the beneficial owner of the Shares owned by LP, LLC or Gattonside Investment and covered by this statement.

                                  SCHEDULE 13G

----------------------                                    ----------------------

CUSIP NO. 10316R108                                       PAGE 8 OF 10 PAGES
----------------------                                    ----------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than
five percent of the class of securities, check the following          |x|

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

----------------------                                    ----------------------

CUSIP NO. 10316R108                                       PAGE 9 OF 10 PAGES
----------------------                                    ----------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001

                                  HOLLYBANK INVESTMENTS, LP

                                  By: /s/ DORSEY R. GARDNER
                                      ---------------------------
                                          General Partner

                                  THISTLE INVESTMENTS LLC

                                  By: /s/ DORSEY R. GARDNER
                                      ---------------------------
                                          Managing Member

                                  GATTONSIDE INVESTMENT LLC

                                  By: /s/ DORSEY R. GARDNER
                                      ---------------------------
                                          Manager of Gattonside Management LLC,
                                          the manager of Gattonside
                                          Investment LLC

                                  DORSEY R. GARDNER

                                  By: /s/ DORSEY R. GARDNER
                                      ---------------------------
                                          Dorsey R. Gardner


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

----------------------                                    ----------------------

CUSIP NO. 10316R108                                       PAGE 10 OF 10 PAGES
----------------------                                    ----------------------


                                  EXHIBIT INDEX



99.1  Joint Filing Agreement.  Filed herewith.

                                  EXHIBIT 99.1

                                    AGREEMENT



      Pursuant to Rule  13d-1(k)(1)  under the Securities  Exchange Act of 1934,

the undersigned hereby agree that only one statement  containing the information required  by  Schedule  13G (or any  amendment  thereof)  need be filed on their behalf with respect to the beneficial  ownership of any equity securities of Dot

Hill Systems Corp. or any  subsequent  acquisitions  or  dispositions  of equity securities of Dot Hill Systems Corp. by any of the undersigned.



Dated: February 13, 2001


HOLLYBANK INVESTMENT, L.P.                DORSEY R. GARDNER


By: /s/ DORSEY R. GARDNER                 BY: /s/ DORSEY R. GARDNER
    ---------------------------               ----------------------------
        General Partner                           Dorsey R. Gardner



THISTLE INVESTMENT LLC                    GATTONSIDE INVESTMENT LLC


By: /s/ DORSEY R. GARDNER                 BY: /s/ DORSEY R. GARDNER
    ----------------------------              ----------------------------
        Manager                                   Manager of Gattonside
                                                  Management, LLC, the manager
                                                  of Gattonside Investment LLC